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  [LETTERHEAD OF HINKLE, COX, EATON, COFFIELD & HENSLEY, L.L.P. APPEARS HERE]



                                April 21, 1997


First State Bancorporation
111 Lomas Avenue NW
Albuquerque, New Mexico 87102

Ladies and Gentlemen:

     We have assisted in the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-2 filed with the Commission on April 2, 1997 (the "Registration Statement"), relating to $13,800,000 principal amount of Convertible Subordinated Debentures due 2017 (the "Debentures") of First State Bancorporation, a New Mexico corporation (the "Company") and the shares of Common Stock, no par value per share, of the Company issuable upon conversion of the Debentures, including the corresponding rights under the Shareholder Protection Rights Agreement dated as of October 25, 1996, between the Company and American Securities Transfer, Incorporated, as Rights Agent (the "Conversion Shares").

     We have examined the Restated Articles of Organization and the By-Laws of the Company and have examined and relied on the originals, or copies certified to our satisfaction of such records of meetings of the directors and shareholders of the Company, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

     We assume that appropriate action will be taken prior to the sale of the Debentures to register and qualify the Debentures and the Conversion Shares for sale under any applicable state "blue sky" or securities law.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Company is a duly organized and validly existing corporation under the laws of New Mexico with corporate powers adequate for the conduct of its business
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First State Bancorporation
April 21, 1997
Page 2



             as described in the Registration Statement and the Prospectus constituting a part thereof.

     2. The execution and delivery of the Indenture between the Company and Colorado National Bank, as trustee (the "Indenture"), have been duly authorized by the Company and, when executed and delivered by the Company, the Indenture will constitute a valid and legally binding instrument of the Company, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, notice, or other laws relating to or affecting creditors' rights generally.

     3. The Debentures and the Conversion Shares have been duly authorized and when the Debentures have been duly executed, authenticated, issued, and delivered to and paid for by the Underwriters, (a) the Debentures will constitute valid and binding obligations of the Company and will be entitled to all the benefits of the Indenture, except as the enforceability of the Debentures may be limited by bankruptcy, insolvency, reorganization, moratorium, notice, or other laws relating to or affecting creditor's rights generally and
             (b) the Conversion Shares issuable upon conversion of the Debentures will be legally issued, fully paid, and non-assessable.

     We hereby consent to the use of our name in the Registration Statement and under the caption "Legal Matters" in the related Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement.


                                           Very truly yours,

                                 /s/ Hinkle, Cox, Eaton, Coffield & Hensley